EXHIBIT 99.1
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[WEBSTER FINANCIAL CORPORATION LOGO]                              Webster Plaza
                                                   Waterbury, Connecticut 06702

Media Contact:  Christopher Capot            Investor Contact:  John V. Brennan
                    (203) 578-2461                               (203) 578-2335

                  WEBSTER COMPLETES PEOPLE'S AND SACHEM MERGERS

WATERBURY, Conn., August 1, 1997 - Webster Financial Corporation (Nasdaq: WBST), announced today that it has completed its previously announced merger transactions with People's Savings Financial Corp., holding company for People's Savings Bank & Trust, and Sachem Trust National Association.

With the addition of People's and Sachem Trust, Webster will now have $6.4 billion in assets, 83 banking offices and more than 100 ATMs extending from the Massachusetts border through central Connecticut to Long Island Sound.

Webster plans to combine the trust operations of People's and Sachem Trust into a separately operated subsidiary of Webster Bank called Webster Trust that is based in Guilford, Conn., and has its operations in New Britain, Conn. Webster Trust will have six offices and more than $600 million in trust assets under management.

"Webster customers will benefit from our new trust and investment management services, in addition to Webster's growing financial strength and broadening capabilities as a full-service financial company," said James C. Smith, Webster's chairman and chief executive. "Sachem Trust customers will now have access to our extensive banking products and services, while People's customers will benefit from an expanded banking network."

On July 30, 1997, Webster received federal approval from its primary regulator, the Office of Thrift Supervision, to acquire New Britain, Conn.-based People's, which had $482 million in assets and $327 million in trust assets under management. People's operated nine banking offices in Greater New Britain and Greater Meriden and three trust offices. Under terms of the agreement, People's shareholders will receive .85 shares of Webster common stock for each share of People's common stock they hold.

Webster has also received federal approval from the Office of the Comptroller of the Currency and the Office of Thrift Supervision to acquire Sachem Trust, the largest independent trust company in Connecticut. Sachem Trust operated trust offices in Guilford, Westport and Greenwich and had approximately $300 million in trust assets under management. Under terms of the agreement, Sachem Trust shareholders will receive 0.493 shares of Webster common stock for each share of Sachem Trust common stock. Webster will issue up to 85,333 shares of Webster


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common stock in exchange  for all 173,000  outstanding  shares of Sachem  Trust.
Approximately 10 percent of the consideration will be held in escrow for one year pending certain conditions and may be used by Webster to fund certain expenses detailed in the merger agreement. Webster plans to repurchase shares of Webster common stock up to the total number of shares issued to Sachem Trust shareholders.